CONSULTING SERVICES AGREEMENT
(ITH Partners, LLC)
THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into effective as of the 25th day of July, 2019 (the “Effective Date”) by and between ITH PARTNERS, LLC, a Delaware limited liability company (“Consultant”), and IMH FINANCIAL CORPORATION, a Delaware corporation (together with its subsidiaries, the “IMHFC”).
The parties hereto agree as follows:
1.Engagement.
1.1    Term. As of the Effective Date, IMHFC engages the Consultant, and the Consultant accepts such engagement, upon the terms and conditions hereinafter set forth, commencing on the Effective Date and expiring on the earliest to occur of (a) consummation of the sale of all or substantially all of the New Mexico Asset (as defined in Section 1.2 below) and (b) December 31, 2022, unless earlier terminated pursuant to the terms of this Agreement (the “Term”).
1.2    New Mexico Asset. As used in this Agreement, the term “New Mexico Asset” shall mean that certain real property consisting of approximately 13,064 acres located in Sandoval County, New Mexico, and related water interests.
2.Consulting Services.
2.1    Included Services. The Consultant shall perform consulting services for the benefit of IMHFC, as more particularly set forth on Exhibit A attached hereto (the “Consulting Services”), and such other services as IMHFC and the Consultant may mutually agree upon in writing from time to time after the Effective Date. The Consultant shall perform no other services other than the Consulting Services except as agreed in writing by IMHFC.
2.2    Officer Activities. The Consultant has been appointed to, and shall continue throughout the Term to, serve as the president of the corporations listed on Exhibit B (each, a “Corporation”). At the end of the Term, or upon the earlier termination of this Agreement, or upon the earlier written request of IMHFC, the Consultant shall resign as the president of each Corporation, effective immediately.
3.Reporting; Time Commitment.
3.1    Reporting. The Consultant shall report directly to the Chief Executive Officer of IMHFC, and if there is no acting Chief Executive Officer, to the Board of Directors of IMHFC (the “Board”).
3.2    Time Commitment. During the Term, the Consultant shall devote such business time, energy and skill as is reasonably necessary to perform the Consulting Services in accordance with this Agreement. Consultant may continue with the Consultant’s other pre-existing consulting and other assignments with third parties, including its work with Juniper Capital LLC and its affiliates (“Juniper”) and take on new consulting and other assignments for Juniper or other third parties; provided, however, the Consultant may not take on new consulting or other assignments for Juniper or third parties to the extent such new consulting and other assignments: (i) present current conflicts of interest with the Consulting Services, (ii) are reasonably likely to present future conflicts of interest with

Note: certain information in this exhibit has been redacted because, in the opinion of management, such information a) is immaterial to the overall terms of this agreement and b) would be competitively harmful if publicly disclosed.

the Consulting Services, or (iii) based upon the scope of work anticipated at the time of the new assignment, would be reasonably likely to prevent the Consultant from the timely delivery of the Consulting Services to IMHFC. The existence of any matter described in (i), (ii) or (iii) above (a “Conflict”) shall be determined by IMHFC’s General Counsel, in his reasonable discretion. If a Conflict is identified, such Conflict shall be referred to IMHFC’s Audit Committee. The decision of the Audit Committee shall be final with respect to such Conflict.
IMHFC expressly acknowledges that Consultant may continue his work with Juniper and that, except as otherwise expressly set forth in this Section 3.2, such work shall not constitute a breach of this Agreement or usurpation of any IMHFC corporate opportunity, and also except as otherwise expressly set forth in this Section 3.2, such work is expressly authorized and approved by IMHFC
4.Representations, Warranties and Covenants of the Consultant. The Consultant represents, warrants and covenants to IMHFC as follows:
4.1    Organization. The Consultant is duly organized, validly existing and in good standing under the laws of its organization and has the requisite power and authority to carry on its business as now being conducted.
4.2    Authority; Binding Obligation. The Consultant has all requisite power and authority to enter into this Agreement and perform the Consulting Services. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of the Consultant. This Agreement has been duly executed and delivered by the Consultant and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
4.3    Conduct. The Consultant shall professionally, honestly and faithfully present and conduct itself at all times during the Term and in the performance of the Consulting Services. The Consultant shall perform the Consulting Services in a diligent, timely and competent manner. Consultant will perform the Consulting Services in compliance with all applicable federal, state, and local laws and regulations. Upon the expiration or earlier termination of the Term, the Consultant shall deliver to IMHFC all property belonging to IMHFC then in the Consultant’s possession or otherwise previously provided to the Consultant by or on behalf of IMHFC.
4.4    Members of Consultant. The Consultant represents and warrants to IMHFC that Lawrence D. Bain (“Bain”) is and shall remain a member of the Consultant, and all of the Consulting Services for, on behalf of, and through the Consultant shall be performed by Bain.
4.5    No Brokerage Activity. The Consultant acknowledges and agrees that: (i) by performing the Consulting Services, it is not engaging, and the Consultant agrees that it shall not engage, in any activities which require a real estate, brokerage or other similar license or permit which the Consultant does not possess as of the date hereof, and (ii) the Consultant is not entitled to the payment of any fees, commissions or other amounts in connection with this Agreement or the Consulting Services, except for (a) LAPF (as defined in that certain Executive Employment Agreement dated July 24, 2014 by and between Bain and IMHFC) in connection with the disposition of the New Mexico Asset and (b) as expressly described in Section 5 of this Agreement.

4.6    No Authority. IMHFC shall make its personnel available to the Consultant as reasonably necessary to perform the Consulting Services, but Consultant shall not have authority to hire, fire, or make other management decisions regarding IMHFC personnel without the consent of the Board.
5.Base Consulting Fee; Incentive Bonus; and Expenses.
5.1    Base Consulting Fee. During the Term, subject to the terms of this Agreement, as payment and consideration for the Consultant’s performance of the Consulting Services to IMHFC, and other agreements herein, IMHFC shall pay the Consultant an aggregate monthly base consulting fee of Five Thousand Dollars ($5,000) in arrears (collectively, the “Base Consulting Fee”), subject to and in accordance with the terms, conditions, qualifications and timing set forth in this Section 5. From and after the Effective Date and during the Term, the Base Consulting Fee shall be payable by IMHFC in accordance with its normal business practices, but in no event less frequently than monthly. The first payment shall occur on August 1, 2019. The Base Consulting Fee for any partial month shall be adjusted pro rata based on the ratio of the number of days in the partial month to the number of days in the entire month.
5.2    Incentive Bonus. In addition to the Base Consulting Fee, Schedule 1 to this Agreement provides calculations showing an incentive bonus the Consultant will receive based on the Net Cash (defined below) amount received by IMHFC for the New Mexico Asset (the “Incentive Bonus”). The term “Net Cash” shall mean all cash received by IMHFC from the sale of the New Mexico Asset, less reimbursement of cash advances made by IMHFC to the partnerships and/or limited liability companies which own the New Mexico Asset (together, the “New Mexico Entities”), and less all expenses incurred by IMHFC after February 1, 2019, pertaining to the New Mexico Asset, including, but not limited to, broker fees, legal fees, taxes, regulatory expenses, engineering expenses, surveyor costs, filing fees, litigation costs, payments to alleged partners/LLC members of the New Mexico Entities, consulting costs, payments to municipalities, taxing districts, etc. (“Net Costs”). IMHFC shall determine the Net Costs and its determination shall be final. If the Consultant disputes the determination of Net Costs, the parties hereto agree to share the cost of an audit of the Net Costs by KPMG (“Accountant”) and the Accountant’s determination shall be final and binding on the parties.
If Net Cash received by IMHFC is at least $29 million (“Net Cash Threshold”), the Incentive Bonus will be an amount equal to the sum of: (a) $250,000; and (b) an additional $22,000 for each additional one million dollars of Net Cash received in excess of the Net Cash Threshold for the New Mexico Asset (each such $22,000 is referred to herein as a “Surplus Bonus”), except as provided below. Surplus Bonuses shall be calculated on a prorated basis for partial one million dollar increments above the Net Cash Threshold. Contemporaneously with the closing of the sale of the New Mexico Asset (the “New Mexico Closing”), IMHFC will set aside $5 million as a reserve for any future Net Costs associated with the sale of the New Mexico Asset (the “Reserve”) for the two-year period thereafter (the “Reserve Period”). The amount of the Reserve shall be included as part of the calculation of the Net Cash Threshold. If the amount of the Reserve causes the Net Cash to drop below the Net Cash Threshold, then the Consultant shall initially be entitled to fifty percent (50%) of the initial $250,000 portion of the Incentive Bonus. If the amount of the Reserve does not cause the Net Cash to drop below the Net Cash Threshold but results in Net Cash of less than the sum of the Net Cash Threshold and $5 million ($34 million), then the Consultant shall initially be entitled to the sum of $250,000 and 50% of each applicable Surplus Bonus. If the amount of the Reserve does not cause the Net Cash to drop below the Net Cash Threshold and results in Net Cash exceeding $34 million, then the Consultant shall initially be entitled to the sum of: (i) $250,000, (ii) 100% of each Surplus Bonus allocable to a one million dollar increment of Net Cash above $34 million; and (iii) 50% of each Surplus Bonus allocable to one million dollar increments of Net Cash above the Net Cash Threshold, but below $34 million. At the end of the Reserve Period, the Consultant will receive the balance of the Incentive Bonus then due based on the final amount of Net Cash received by IMHFC after payment of any net Costs from the Reserve.
Notwithstanding the foregoing, no Incentive Bonus payment will be made to the Consultant unless at least 50% of the value of the sale is allocated to land rather than water or if the Net Cash received does not exceed the Net Cash Threshold. In no event shall the Consultant be required to reimburse IMHFC for any Surplus Bonus initially paid, but not payable at the end of the Reserve Period due to Net Costs being paid from the Reserve.
For the avoidance of doubt, and assuming monies are received and no less than 50% is allocated to land in each of these examples, if the Net Cash received from the sale of the New Mexico Asset is $35 million, the initial portion of the Incentive Bonus shall equal the sum of: (x) $250,000; (y) $22,000 for the million dollar increment of Net Cash above the sum of the Net Cash Threshold and $5 million; and (z) $55,000, which is 50% of each million dollar increment of Net Cash above the Net Cash Threshold, but below $34 million. At the conclusion of the Reserve Period, the Consultant will receive the remaining, if any, pro rata share of the Incentive Bonus above what is already received based on the final amount of Net Cash received by IMHFC after payment of any Net Costs from the Reserve. So, for example, assuming the same $35 million sale, if $2 million of the Reserve is spent, then the final Net Cash would be $33 million, and the Consultant would be entitled to an additional $11,000 Incentive Bonus. On the other hand, if $3 million of the Reserve is spent, then Net Cash would be $32 million, and the Consultant would not be entitled to any further Incentive Bonus.
As another example, if IMHFC receives $31 million in Net Cash from the sale of the New Mexico Asset, the Consultant will initially receive 50% of the Incentive Bonus ($125,000) since the initial Reserve causes the Net Cash to drop below the Net Cash Threshold. If no additional Net Costs are expended from the Reserve during the Reserve Period, then at the end of the Reserve Period, ITH will receive $125,000 (the other 50% of the $250,000) and $44,000 in Surplus Bonuses. However, if the Reserve is depleted during the Reserve Period by $2 million or more, and the final Net Cash goes below the Net Cash Threshold, no further Incentive Bonus will be payable to the Consultant, but the Consultant will not have to return any portion of the Incentive Bonus previously paid. If the Net Costs paid from the Reserve are $1 million at the end of the Reserve Period, then IMHFC would pay the Consultant an additional $147,000 (0.5 x $250,000 + $22,000 = $147,000).
After IMHFC informs the Consultant of the amount of the incentive fee, if any, the Consultant may provide input within five (5) business days if he believes the calculations were not in accordance with the spreadsheet methodology. IMHFC will retain any monies until the dispute is resolved and the Consultant signs a release. In the event of any dispute as to the amount of the incentive fee earned, if any, the determination of IMHFC will be final and binding.
The provisions of this Section 5.2 shall survive the expiration or termination of this Agreement for any reason other than termination by IMHFC for Cause.
5.3    Expenses. The Consultant shall be entitled to reimbursement by IMHFC for all reasonable and actually incurred business expenses that the Consultant incurs solely on behalf of IMHFC not paid by a third party during the Term in carrying out the Consulting Services; provided, however, that (a) all expenses, or series of related expenses, in excess of $10,000 must be pre-approved by the Chief Financial Officer of IMHFC in writing; (b) the Consultant shall provide to IMHFC the customary documentation in accordance with IMHFC’s expense reimbursement policies in effect from time to time; and (c) Consultant must submit to IMHFC all receipts for all properly reimbursable expenses within ninety (90) days after the incurrence of such expenses. IMHFC shall reimburse the Consultant for all expenses incurred in compliance with this Section 5.2 and not otherwise disputed by IMHFC within thirty (30) days after the receipt of such business receipts. The expense guidelines to be followed by the Consultant shall be those authorized for the Chief Executive Officer/Chairman position under IMHFC’s existing Travel and Expense Policy. For the avoidance of doubt, the $10,000 threshold described in this Section 5.3 is not intended to apply in aggregate to all expenses incurred under this Agreement, but is intended to apply to any group of related expenses, such as a single business trip. For example, a business trip will require prior approval if that business trip exceeds $10,000 in reimbursable expenses (including airfare, accommodations, car rental, ground transportation, per diem, etc.).
5.4    Payments Not Duplicative. For the avoidance of doubt, the amounts payable by IMHFC to the Consultant pursuant to this Section 5 are intended by the parties to be a more specific description of the amounts payable by IMHFC pursuant to Section 6 of that certain Termination of Employment Agreement, Release and Additional Compensation Agreement dated as of April 9, 2019 by and between IMHFC and Bain, and the Consultant is not entitled to a double payment of these amounts.
6.Termination; Termination Fees; and Related Matters.
6.1    Termination. The Consultant’s Consulting Services with IMHFC may be terminated at any time, with or without Cause, at the option of IMHFC, subject only to any applicable termination obligations set forth in this Section 6. The Consultant may also voluntarily resign from Consultant’s duties under this Agreement by giving at least five (5) days’ prior written notice to IMHFC, whereupon this Agreement shall immediately terminate. Upon any termination hereunder, the Term shall automatically expire.
6.2    Cause. For purposes of this Section 6, the term “Cause” shall mean:
(i)    either the Consultant or Bain is convicted of, or enters a plea of nolo contendere to, an act which is defined as a felony under any federal, state or local law; or
(ii)    either the Consultant or Bain is convicted of any one or more acts of intentional theft, larceny, embezzlement, fraud or other misappropriation;
(iii)    either the Consultant’s or Bain’s commission of any one or more acts of gross negligence or willful misconduct that has resulted in material harm to the business or reputation of IMHFC; or
(iv)    the Consultant’s material breach of this Agreement that, if curable, is not cured by the Consultant within Thirty (30) days after written notice from IMHFC.
6.3    Rights Upon Termination.
(i)Payment of Consulting Fees. Upon any termination of the Consultant during the Term, other than for Cause, and other than the voluntary resignation of the Consultant, the Consultant shall in all events continue to be paid all unpaid Base Consulting Fees as when the same would have been due as though this Agreement had it not been earlier terminated.

(ii)Termination for Cause; Voluntary Resignation. In the event Consultant is terminated during the Term for Cause, or in the event the Consultant voluntarily resigns from his duties under this Agreement, the Consultant shall not be entitled to any further payment under this Agreement.
(iii)Separation Agreement Required; Time of Payment. As set forth above, in order to receive any payments or benefits pursuant to Section 6.3(i), the Consultant must execute (and not revoke) a Separation Agreement, which Agreement shall include a general release of any and all claims that the Consultant had, has or may have in connection with the Consultant’s Consulting Services with IMHFC. The Separation Agreement must be executed and returned to IMHFC, within the applicable period that will be described in the Separation Agreement and it must not be revoked by the Consultant within any applicable revocation period that will be described in the Separation Agreement. The Separation Agreement may not be executed prior to the Consultant’s last day of rendering any Consulting Services.
6.4    Notice of Termination. Any termination of the Consultant shall be communicated by written notice (a “Notice of Termination”) from one party hereto to the other party hereto in accordance with this Section 6 and Section 10.11.
6.5    Date of Termination. “Date of Termination”, with respect to any termination of the Consultant’s engagement during the Term, shall mean (i) if the Consultant’s engagement with IMHFC is terminated for Cause, the date on which a Notice of Termination is given and (ii) if the Consultant is terminated by IMHFC for any reason other than for Cause, the date specified in the Notice of Termination. Upon any termination of the Consultant’s engagement with IMHFC, the Consultant shall concurrently resign as president of the Corporations.
6.6    Nature of Payments. The amounts due under this Section 6 are in full satisfaction of all claims the Consultant may have in respect of the Consultant’s engagement by IMHFC, and are provided as the sole and exclusive benefits to be provided to the Consultant, or the Consultant’s estate, or the Consultant’s beneficiaries in respect of the Consultant’s termination of this engagement from IMHFC.
7.Relationship. IMHFC and the Consultant intend (a) that this Agreement shall be a consulting agreement and not an employment agreement, and (b) that the Consultant shall be an independent contractor and not an employee. The Consultant shall operate at all times as an independent contractor of IMHFC. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group between the Consultant and IMHFC.
7.1    Office and Services. IMHFC shall not be required to provide the Consultant with office space, internet access, telephone service, fax service, cell phone service, administrative assistants, parking spaces, or photocopy services, all of which shall be acquired and maintained by the Consultant at the Consultant’s sole cost and expense. Notwithstanding the foregoing, the Consultant shall be entitled to reimbursement by IMHFC for reasonable postage (including overnight services), mailing, handling, reproduction and photocopy expenses incurred in connection with the Consulting Services in accordance with Section 5.2. Notwithstanding the foregoing, IMHFC will use commercially reasonable efforts to make available one of IMHFC’s existing conference rooms during normal business hours for the Consultant to work in or to conduct meetings in during the Term of this Agreement.
7.2    Taxes. The Consultant, on the one hand, and IMHFC, on the other hand, agree that the Consultant is not an employee of IMHFC for state or federal tax purposes. The Consultant shall be solely responsible for any and all income, unemployment, social security, worker’s compensation, FICA or any other taxes or amounts payable with respect to the Base Consulting Fee, the Incentive Bonus (if any), and any and all other compensation paid or provided to the Consultant pursuant to this Agreement. The Consultant shall indemnify, defend and hold harmless IMHFC, its direct and indirect beneficial owners, and any director, officer or employee of any direct or indirect beneficial owner, from and against any tax or other liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including, without limitation, defense costs, arising out of the Consultant’s failure to pay any taxes due with respect to any such payment.
7.3    Workers’ Compensation and Unemployment Insurance. The Consultant is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by IMHFC. The Consultant shall be solely responsible for the payment of the Consultant’s worker’s compensation, unemployment compensation, and other such payments for the Consultant. IMHFC shall not be obligated to pay for worker’s compensation for the Consultant, contribute to a state unemployment fund for the Consultant, or pay the federal unemployment tax for the Consultant or pay for any health insurance or other benefits for the Consultant.
8.Protective Covenants.
8.1    Confidential Information; Inventions.
8.1.1.    Process. The Consultant shall not use (except to the extent that such use is directly related to and required by the Consultant’s performance of the Consulting Services) or disclose at any time, either during the Term or thereafter, any Confidential Information (as defined below) of IMHFC of which the Consultant is or becomes aware, whether or not such information is developed by the Consultant. The Consultant shall take all reasonable steps to safeguard Confidential Information of the IMHFC in the Consultant’s possession and to protect IMHFC against disclosure, misuse, espionage, loss and theft. The Consultant shall deliver to the IMHFC, as applicable, at the end of the Term with respect to the IMHFC, as applicable, or at any other time IMHFC may request the same from the Consultant, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information of IMHFC or the Work Product (defined below) of IMHFC which the Consultant may then possess or have under the Consultant’s control. Notwithstanding the foregoing, the Consultant may truthfully respond to a lawful and valid subpoena or other legal process, but shall give IMHFC prior written notice thereof as soon as reasonably possible and shall, as much in advance of the return date as possible, make available to IMHFC’s counsel the documents and other information sought, and shall reasonably assist IMHFC’s counsel in resisting or otherwise responding to such process.
8.1.2.    Scope. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by IMHFC (together with their affiliates), respectively, in connection with its business, including, without limitation, information, observations and data obtained by the Consultant while providing the Consulting Services to IMHFC (including any such information obtained prior to the Effective Date) concerning (i) the business or affairs of IMHFC, (ii) products or services, (iii) fees, costs and pricing structures, (iv) data and intellectual property, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, new developments, methods and processes, whether patented, patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information shall not include any information that has been published (other than a disclosure by the Consultant in breach of this Agreement) in a form generally available to the public prior to the date the Consultant proposes to disclose or use such information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
8.1.3.    Definitions. As used in this Agreement, the following terms shall have the following meanings:
(i)“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(ii) “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, scientific developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patented, patentable or unpatentable, copyrightable, registrable as a trademark, reduced to writing, or otherwise) which relate to IMHFC’s (together with their affiliates) actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Consultant, or any employee or member thereof, (whether or not during usual business hours, whether or not by the use of the facilities of IMHFC, as applicable, and whether or not alone or in conjunction with any other Person) while performing any Consulting Services during the Term (including those conceived, developed or made prior to the Effective Date), together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Consultant may discover, invent, or originate with respect to IMHFC and its business during the Term or at any time in the period of twelve (12) months after the end of the Term, shall be the exclusive property of IMHFC and the Consultant hereby assigns all of the Consultant’s right, title and interest in and to such Work Product to IMHFC, including, without limitation, all intellectual property rights therein. The Consultant shall promptly disclose all Work Product to IMHFC, shall execute at the request of IMHFC any reasonable assignments or other documents IMHFC may deem necessary to protect or perfect IMHFC’s rights therein, and shall assist IMHFC in obtaining, defending and enforcing IMHFC’s rights therein.
8.1.4    Enforcement. The Consulting Services are unique and the Consultant has access to Confidential Information and Work Product. Accordingly, a breach by the Consultant of any of the covenants in this Section 8 would cause immediate and irreparable harm to IMHFC that would be difficult or impossible to measure, and any damages to IMHFC for any such injury would therefore be an inadequate remedy for any such breach. Therefore, in the event of any breach or threatened breach of any provision of this Section 8, IMHFC shall be entitled, in addition to, and without limitation upon, all other remedies IMHFC may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 8, or require the Consultant to account for and pay over to IMHFC all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 8.

8.Ownership. All software, hardware, equipment, or records, including all copies or extracts of them which the Consultant prepares, uses or sees during the Term in relation to the performance of the Consulting Services shall be and remain the sole property of IMHFC.
9.Miscellaneous.
10.1    Successors. This Agreement is personal to the Consultant and shall not, without the prior written consent of IMHFC, be assignable by the Consultant. A transfer of any of the membership interests in the Consultant shall be deemed an assignment for the purposes of this Section 10.1. This Agreement may be assigned by IMHFC, and shall be binding upon, and inure to the benefit of IMHFC and its successors and assigns.
10.2    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.
10.3    Modification. This Agreement may not be amended or modified other than by a written agreement (a) executed by each Corporation and the Consultant, and (b) approved by the Receiver (or Stockholder, if the Receiver is no longer appointed to serve as general receiver over the Shares). In addition to the foregoing, the provisions of Section 8 may not be amended or modified without the prior written consent of IMH.
10.4    Complete Agreement. This Agreement (including, without limitation, the Exhibits attached hereto) contains the entire agreement and final understanding between the parties hereto with respect to the subject matter addressed herein among the parties, and supersedes and replaces all prior negotiations and all agreements proposed or executed, whether written or oral, with the Consultant and IMHFC concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against any party hereto.
10.5    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement shall not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable. Furthermore, in lieu of such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.6    Governing Law. This Agreement shall, without regard to principles of conflict of laws, be governed by the laws of the State of Arizona as to all matters, including, without limitation, matters of validity, construction, effect and performance.
10.7    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
10.8    Jurisdiction; Waiver of Jury Trial. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought only in the state or federal courts of the State of Arizona, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT.
10.9    Notices. Any notice to be given hereunder by any party to the other may be effected by (i) personal delivery, in writing, (ii) mail, registered or certified, postage prepaid with return receipt requested or (iii) email. Mailed and emailed notices shall be addressed to the parties at the addresses set forth below, but each party may change its address by written notice in accordance with this Section 12.11. Notices shall be deemed communicated as of the actual receipt (or independently verifiable electronic record thereof) or refusal of receipt.
If to the Consultant:        ITH Partners, LLC
_________________
_________________
Attn: Lawrence D. Bain
Email: ldb@ithpartners.com

With a copy to:            Jeffrey B. Valle
Valle Makoff LLP
11911 San Vicente Blvd., Suite 324
Los Angeles, CA 90049
Email: jvalle@vallemakoff.com

If to the Company:        IMH Financial Corporation
7001 North Scottsdale Road
Suite 2050
Scottsdale, AZ 85253
Attn: Legal Department
Email: legal@imhfc.com

10.10    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
10.11    Indemnification. To the maximum extent permitted by law, IMHFC shall indemnify, protect, defend and hold harmless the Consultant from, for, and against any and all claims, liabilities, liens, fines, demands, lawsuits, actions, losses, damages, injuries, judgments, settlements, costs or expenses whether asserted in law or in equity and including any claims made by regulatory agencies asserted against the Consultant arising out of, in whole or in part, the actions or commissions of the IMHFC, this Agreement or the Consulting Services, other than those which have arisen from the Consultant’s gross negligence, willful misconduct or breach of this Agreement (hereinafter, collectively, “Consultant Claims”). The Consultant shall indemnify, protect, defend and hold harmless IMHFC and its directors, officers, employees and affiliates (the “IMHFC Indemnitees”) from, for and against any and all claims, liabilities, liens, fines, demands, lawsuits, actions, losses, damages, injuries, judgments, settlements, costs or expenses whether asserted in law or in equity and including any claims made by regulatory agencies asserted against any of the IMHFC Indemnitees arising out of, in whole or in part, the Consultant’s gross negligence, willful misconduct or breach of this Agreement (hereinafter, collectively “IMHFC Claims”). The party required by this Section 10.11 to provide the indemnity (the “Indemnitor”) shall provide a legal defense with counsel reasonably approved by the party entitled to the indemnity (the “Indemnitee”) upon the first notice the Indemnitee sends to the Indemnitor and the Indemnitor shall continue to provide such defense to the Indemnitee until the matter is fully resolved by either final judgment, settlement, or other release executed by the Indemnitee. The Indemnitor indemnifies the Indemnitee from, for and against all Consultant Claims or IMHFC Claims, as applicable, including, without limitation, all legal fees, costs and expert fees and costs that the Indemnitee may directly or indirectly sustain, suffer or incur as a result thereof. The Indemnitor shall and does hereby assume on behalf of the Indemnitee, upon its demand, the amount of any costs allowed by law, and costs identified herein, any settlement reached or any judgment that may be entered against the Indemnitee, as a result of such Consultant Claims or IMHFC Claims, as applicable. The obligations of the Indemnitor pursuant to this Section 10.11 shall survive the expiration or earlier termination of this Agreement.
10.12    Third Party Beneficiaries. This Agreement confers rights and remedies upon IMHFC. No Person, other than the parties hereto and IMHFC, has any rights or remedies under this Agreement.
10.13    Dispute Resolution. Any and all disputes between the parties to this Agreement, Consultant’s representatives, the Consultant and/or Bain and IMHFC, or members of IMHFC’s Board, IMHFC employees, shareholders, partners, investors or affiliated entities, shall be resolved through arbitration by a single arbitrator who is a member of the National Academy of Arbitrators (“NAA”) in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures (“Rules”). The arbitration shall take place in Arizona at a mutually convenient location. The single arbitrator shall be chosen from the AAA lists, pursuant to the AAA Rules, but only those arbitrators from the NAA may be included on the AAA list, and such arbitrators on the list shall not be exclusively from Arizona. In the event that any dispute or controversy is deemed non-arbitrable, then any remaining dispute or controversy that is found arbitrable will remain subject to arbitration. For any dispute or controversy deemed non-arbitrable, the Consultant waives its right to a jury trial for that dispute or controversy.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
CONSULTANT:
ITH Partners, LLC,
                    a Delaware limited liability company

By: /s/ Lawrence D. Bain
                        Lawrence D. Bain
                    Its:    Managing Partner

IMHFC:
IMH FINANCIAL CORPORATION,
                    a Delaware corporation

By:    /s/ Jonathan Brohard_____
Name:    Jonathan Brohard
Its:    EVP & General Counsel

Signature Page to Consulting Services Agreement

EXHIBIT A
CONSULTING SERVICES
Consultant shall perform the following services during the Term:
The Consultant shall assist IMHFC in effectuating a sale of the New Mexico Asset, and shall assist IMHFC with the sale of all remaining assets of IMHFC as requested by IMHFC. In connection therewith, the Consultant shall cooperate in (a) the defense of IMHFC or any of its affiliates against any threatened or pending litigation by any Person or in any investigation or proceeding by any governmental agency that relates to any events or actions which occur during or occurred prior to the Term, and (b) the prosecution of any claims and lawsuits brought by IMHFC against third parties that are currently outstanding or that may in the future be brought relating to matters which occur during or prior to the Term.
Bain, as the president of each corporation listed in Exhibit B to the Agreement, shall have general supervision over the business of such corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the board of directors and subject to the control of the board of directors in each case.

Exhibit A to Consulting Services Agreement

EXHIBIT B
CORPORATIONS
Aperion Asset Management, Inc.
Aperion Capital Texas, Inc.
Aperion Energy, Inc.
Aperion Homes, Inc.
Aperion Partners, Inc.
Aperion Technology, Inc.
Aperion Wellness, Inc.
Aperion Water Resources, Inc.
APL Development, Inc.
Recorp Capital Group, Inc.
Recorp Communities, Inc.
Recorp Investments, Inc.
Recorp Management, Inc.
Recorp of America, Inc.
Recorp Partners, Inc.
Recorp, Inc.

[Note – the highlighted entities above are the GP and/or manager of all of the entities that own the New Mexico assets.]

Note: certain information in this exhibit has been redacted because, in the opinion of management, such information a) is immaterial to the overall terms of this agreement and b) would be competitively harmful if publicly disclosed.

SCHEDULE 1
(See Attached. - REDACTED)

Note: certain information in this exhibit has been redacted because, in the opinion of management, such information a) is immaterial to the overall terms of this agreement and b) would be competitively harmful if publicly disclosed.